Exhibit 10.1

Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011 USA
Phone: 717.975.5660
Fax: 717.265.8144
Web: www.harsco.com

March 14, 2014

David Everitt
1286 Orange Ct.
Marco Island, FL 34145

Dear Dave:

This notification (“Notification”) is intended to confirm the compensation that will be provided by Harsco Corporation (the “Company”) to you while you are serving as Interim President and Chief Executive Officer of the Company (“Interim CEO”). For purposes of this Notification, “Term” means the period of time from February 28, 2014 through such date on which you cease to serve at the pleasure of the Company’s Board of Directors as Interim CEO.

Salary

During the Term, your gross base salary will be paid at the rate of seventy-five thousand dollars ($75,000) per month, payable in installments in accordance with the Company’s payroll practices generally in effect from time to time.

Incentive Compensation

In lieu of participation in the Company’s standard short-term and long-term incentive Plans, on the first day of each of the Company’s fiscal quarters that begins during the Term (each, a “Grant Date”), starting with April 1, 2014, you will receive an award of shares of Harsco Common Stock (“Common Stock”) equal to the quotient of (a) four hundred thousand dollars ($400,000) divided by (b) the closing sale price of the Common Stock as reported for the Grant Date on the New York Stock Exchange (or, if the Common Stock is not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Stock is listed), or if there are no sales on such date, on the next preceding trading day during which a sale occurred, provided that in each case the actual number of shares of Common Stock awarded to you shall be rounded down to the nearest whole share. In addition to the regular quarterly grant, on April 1, 2014, you will receive an additional prorated award of shares of Common Stock (covering the period from February 28, 2014 through March 31, 2014) equal to the quotient of (i) one hundred forty-two thousand, two hundred twenty-two dollars ($142,222) (calculated by multiplying four hundred thousand dollars ($400,000) by 32/90), divided by (ii) the closing sale price of the Common Stock as reported for the Grant Date on the New York Stock Exchange (such prorated award and each quarterly award, a “Share Award”).

Each Share Award will be fully vested as of the Grant Date, will not be subject to any restrictions, performance, holding or deferral periods or requirements, and will not be subject to any risk of forfeiture. Notwithstanding the provisions of any other Company document, agreement or policy, each Share Award will not be subject to any Company minimum holding or stock ownership requirements that may otherwise apply to you. At your option, the Company can withhold from each Share Award a portion of the Common Stock otherwise to be delivered pursuant to the Share Award with a fair market value equal to the amount of all applicable withholding taxes, with the balance of the Common Stock comprising each Share Award issued to you as soon as practicable, but no more than 10 days, after the applicable Grant Date.

Employee Benefits and Perquisites

During the Term, you have elected not to participate in any of the Company’s health and welfare, retirement or other employee benefit programs or plans and, except as otherwise provided in this paragraph, you will not receive any employee benefits from the Company. During the Term, you will be entitled to reasonable use of the Company’s aircraft for your commute between the Company’s headquarters and your primary residence in Florida. The tax liability for use of the plane will be grossed up for tax purposes. Vacation will be awarded as agreed upon by you and the Board of Directors.

Interim Living

Regarding your temporary living expenses due to the necessary relocation to the Camp Hill area, Harsco will assume all housing and car rental expenses as well as reimbursement for meals.

General

The Company may withhold from any amounts payable to you all federal, state, city or other taxes as the Company is required to withhold. Notwithstanding any other provision of this Notification, the Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to you, and you are responsible for any taxes imposed on you with respect to any such payment or benefit. Nothing in this Notification will be construed as a guarantee of continuing employment for any specified period. Your employment with the Company is at-will and is terminable by you or the Company at any time, with or without cause.

If any reimbursements provided by the Company to you during or after the Term would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements will be subject to the following rules: (1) the amounts to be reimbursed will be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to your lifetime and the lifetime of your eligible dependents; (2) the amounts eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (3) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (4) your right to a reimbursement is not subject to liquidation or exchange for cash or another benefit.

Sincerely,

/s/ Henry W. Knueppel

Henry W. Knueppel
Non-Executive Chairman of the Board of Directors
Harsco Corporation